EXHIBIT 7

                          ULTRAPETROL (BAHAMAS) LIMITED

                 STATEMENT OF RATIO OF EARNING TO FIXED CHARGES
                                                            Year Ended December 31,
                                                            -----------------------
                                                            (Dollars in thousands)

                                       2002           2003           2004         2005         2006
                                       ----           ----           ----         ----         ----
Consolidated income (loss) before
income tax and minority interest    $  (13,571)    $  (10,000)        $6,921      $25,151     $14,646

Investment in affiliates                    45         (3,140)          (406)         497        (588)

Interest expense                        16,178(1)      15,622(1)      15,566       18,104      18,275(1)

Amortization of debt issue costs           585            585            568        1,037         750
                                    ----------     ----------     ----------   ----------  ----------

Earnings                                 3,237          3,067         22,649       44,789      33,083
                                    ==========     ==========     ==========   ==========  ==========


Interest expenses (1)                   16,178         15,622         15,566       18,104      18,275

Amortization of debt issue costs           585            585            568        1,037         750
                                    ----------     ----------     ----------   ----------  ----------

Fixed charges                           16,763         16,207         16,134       19,141      19,025
                                    ==========     ==========     ==========   ==========  ==========

Ratio of earnings to fixed charges         -  (2)         -  (2)         1.4          2.3         1.7
                                                                         ---          ---         ---

(1) The interest expense amounts presented in this exhibit do not include the results on extinguishment of debt amounting $ 1,782, $ (5,078) and $(1,411) for the year ended December 31, 2003, 2004 and 2006, respectively.

(2)  In these fiscal years the earnings are inadequate to cover fixed charges.